EXHIBIT 2.5

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of February, 2006, by and between the following:

Lois and Francis Allen, individuals, (hereinafter, the “Sellers”); and

IVI COMMUNICATIONS, INC., a Nevada corporation (hereinafter “IVIC”).

W I T N E S S E T H

WHEREAS, subject to the terms and conditions of this Agreement, IVIC and Sellers desire for IVIC to purchase from Sellers, and for Sellers to sell to IVIC, all of the outstanding common stock of FUTURA, INC., an Arkansas corporation (the “Futura Stock” and “Futura” respectively); and

WHEREAS, the Board of Directors of IVIC deems it desirable and in the best interests of IVIC and its stockholders that IVIC purchase the Futura Stock in consideration of issuance by IVIC to Sellers of cash in the amount of one hundred fifty thousand dollars ($150,000) and five hundred fifty thousand dollars ($550,000) worth of unregistered IVIC Common Stock (the “IVIC Shares”); and

WHEREAS, Sellers deem it desirable and in the best interests of Sellers that Sellers sell the Futura Stock to IVIC; and

WHEREAS, IVIC and Sellers desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement; and

WHEREAS, Sellers and the Board of Directors of IVIC have approved and adopted this Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 “Agreement”, “Futura”, “Futura Stock”, “IVIC”, “IVIC Shares”, “Sellers”, respectively, shall have the meanings defined in the foregoing preamble and recitals to this Agreement.

1.2 “Closing Date” shall mean 10:00 a.m., local time, February 9, 2006, at Futura’s office in 106 Rainbow Drive, Cabot, AR 72023, the date on which the parties hereto shall close the transactions contemplated herein; provided that the parties can change the Closing Date and place of Closing to such other time and place as the parties shall mutually agree, in writing. As of the Closing Date, all Exhibits to this Agreement shall be complete and attached to this Agreement.

1.3 “1933 Act” shall mean the Securities Act of 1933, as amended.

1.4 “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.5 “SEC Documents” shall have the meaning defined in Section 3.4 hereof.

1.6 “Confidential information” shall have the meaning defined in Section 11.1 hereof.

SECTION 2

AGREEMENT FOR PURCHASE AND SALE OF FUTURA STOCK

2.1 Substantive Terms of the Purchase and Sale of Futura Stock.

Sellers shall sell and deliver to IVIC one hundred percent (100%) of the issued and outstanding capital stock of Futura in a form enabling IVIC, then and there, to become the record and beneficial owner of said common stock.

2.2 Consideration Paid by IVIC.

(a) For all of the issued and outstanding stock of Futura, IVIC shall deliver to Sellers, cash and the IVIC Shares, as follows: The $150,000 cash payment shall be paid $75,000 at Close and $25,000 paid on the first day of the fourth month after Close, and $25,000 paid on the first day of the seventh month after Close and $25,000 paid on the first day of the tenth month after Close. The unregistered common stock shall be issued at Close and the exact number of shares shall be determined by taking $ 550,000 and dividing that number by the average closing price for the ten trading days immediately prior to the Close. The cash and number of shares shall be issued to the Sellers in the following manner: 51% to Lois H. Allen and 49% to Francis C. Allen. The IVIC Shares shall be issued pursuant to an exemption from registration under the 1933 Act and from registration under any and all applicable state securities laws and the certificates representing the IVIC Shares shall bear the restrictive legend set forth in Rule 144 of the Rules and Regulations of the 1933 Act and any appropriate legend required under applicable state securities laws. The IVIC Shares shall be validly issued and outstanding, fully paid, and non-assessable.

(b) It is the present intention of IVIC that, following the Closing Date, Futura will operate as a wholly owned subsidiary (“Futura-Sub”) of IVIC.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF IVIC

IVIC, in order to induce the Sellers to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to Sellers, as follows:

3.1 Organization and Qualification. IVIC is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with all requisite power and authority to own its property and to carry on its business as it is now being conducted. IVIC is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of business requires such qualification, except where the failure to be in good standing or so qualified would not have a material, adverse effect on the financial condition or business of IVIC.

3.2 Authorization and Validity. IVIC has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement. The board of directors and stockholders of IVIC have taken all action required by law, its Articles of Incorporation and Bylaws, both as amended, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to the satisfaction or waiver of the conditions precedent set forth in Section 8 of this Agreement. Assuming this Agreement has been approved by all action necessary on the part of Sellers, this Agreement is a valid and binding agreement of IVIC.

3.3 No Defaults. IVIC is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws, both as amended. IVIC is not in default under or in violation of any material provision of any indenture, mortgage, deed of trust, lease, loan agreement, or other agreement or instrument to which it is a party or by which it is bound or to which any of its is subject, if such default would have a material, adverse effect on the financial condition or business of IVIC. IVIC is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of IVIC. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of IVIC and no consents or waivers thereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

3.4 SEC Documents; Financial Statements. As of the Closing, IVIC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents substantially complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of IVIC included in the SEC Documents substantially complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in substantial accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of IVIC as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of IVIC to the Sellers which is not included in the SEC Documents, including, without limitation, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Neither the Company nor any of its officers, directors, employees or agents has provided the Sellers with any material, non-public information.

3.5 Absence of Certain Changes. Since the most recent filing by IVIC with the SEC, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of IVIC. IVIC has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does IVIC have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

3.6 Documents. The copies of all agreements and other instruments that have been delivered by IVIC to Sellers are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

3.7 Disclosure. The representations and warranties made by IVIC herein and in any schedule, statement, certificate, or document furnished or to be furnished by IVIC to Sellers pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, in order to induce IVIC to execute this Agreement and to consummate the transactions contemplated herein, represent and warrant to IVIC as follows:

4.1 Organization and Qualification. Futura is an Arkansas corporation, duly organized, validly existing, and in good standing under the laws of the state of Arkansas with all requisite power and authority to own its property and assets and to carry on its business as it is now being conducted. Futura does not conduct business and is not qualified as a foreign corporation in any other geographic location.

4.2 Ownership of Futura Stock. Futura is authorized to issue one class of stock, common stock, with a par value of $3.00 per share. All of the shares of common stock outstanding are owned of record and beneficially by the Sellers, who have not granted any options, warrants, or other securities exercisable or convertible into or any calls, commitments, or agreements of any kind relating to any issued equity securities of Futura. There are no options, warrants, or other securities exercisable or convertible into or any calls, commitments, or agreements of any kind relating to any unissued equity securities of Futura by or on behalf of Futura.

4.3 Authorization and Validity. The Sellers have the requisite power and are duly authorized to execute and deliver and to carry out the terms of this Agreement. Assuming this Agreement has been approved by all action necessary on the part of IVIC, this Agreement is a valid and binding agreement of Sellers.

4.4 Futura Financial Statements.

(a) Futura financial statements (as prepared by Sellers as the management of Futura) for the three consecutive fiscal years ending August 31, 2005 and subsequent months and any notes thereto, fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in shareholders’ equity, and cash flows of Futura, consistent with the past practices of Futura (collectively, “Futura Financial Statements”).

(b) Futura Financial Statements are capable of being examined and reported upon with an unqualified opinion expressed by an independent public or certified public accountant and will comply with the requirements and standards set forth in Regulation S-X, as promulgated and adopted by the Securities and Exchange Commission.

4.5 Conduct and Transactions of Futura. Since inception, Futura has conducted the operations of its business consistent with past practice and used its best efforts to maintain and preserve its properties, key employees, and relationships with customers and suppliers. Futura did pay dividends from time to time since inception including a $12,000 dividend during fiscal year ending August 31, 2005 and a $4,000 dividend on January 31, 2006. Without limiting the foregoing, during such period Futura did not:

(a) Incur any liabilities except to maintain its facilities and assets in the ordinary course of its business;

(b) Issue, reissue, or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue, or sell, any shares of capital stock or acquire or agree to acquire any shares of capital stock;

(c) Amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities, except as specified on Exhibit 4.5(d) hereto;

(d) Pay or incur any obligation or liability, direct or contingent, except in the ordinary course of its business;

(e) Incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise become responsible for obligations of any other party, or make loans or advances to any other party except in the ordinary course of its business;

(f) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees, except as otherwise disclosed in Exhibit 4.5(g), hereto; or

(g) Make any capital expenditures except in the ordinary course of its business.

4.6 Compensation Due Employees. As of the Closing Date, Futura will not have any outstanding liability for payment of wages, payroll taxes, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions, contributions under any employee benefit plans or other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing in respect of those services of employees of Futura that have been performed prior to the Closing Date, except as specified on Exhibit 4.6 hereto. As of the Closing Date, Futura will not have any unfunded, contingent or other liability under any defined benefits plan or any other retirement or retirement-type plan, whether such plan(s) are to continue or are thereupon terminated, except for the normal on-going obligations for future contributions under such plan(s) not related, generally or specifically, to the termination of such plan(s) or except as specified on Exhibit 4.6 hereto.

4.7 Union Agreements and Employment Agreements. Futura is not a party to any union agreement or any organized labor dispute. Futura has no written or verbal employment agreements with any of its employees, except as listed in Exhibit 4.7 hereto.

4.8 Contracts and Leases. Except as listed in Exhibit 4.8 hereto, Futura is not a party to any written or oral leases, commitments, or any other agreements. On the Closing Date, Futura has paid or performed in all material respects all obligations required to be paid or performed by any of them to such date and will not be in default under any document, contract, agreement, lease, or other commitment to which any of them is a party.

4.9 Insurance. All insurance against losses or damages or other risks which are in force for the benefit of any of Futura are set forth in Exhibit 4.9 hereto.

4.10 Liabilities. Futura has no liabilities, except as described in Exhibit 4.10 hereto, which liabilities are also set forth in relevant detail on Futura Financial Statements.

4.11 Proprietary Rights. Futura owns or is duly licensed to use such trademarks and copyrights as are necessary to conduct its business as presently conducted. The conduct of business by Futura does not, to the best knowledge of Sellers, infringe upon the trademarks or copyrights of any third party.

4.12 Internal Controls. Since inception,

(a) There have been no transactions except in accordance with the general or specific authorization of management of Futura;

(b) Futura has devised and maintained systems of internal accounting controls and procedures (the “Internal Controls”) that were designed with the objective of providing reasonable assurance that (1) Futura transactions were properly authorized; (2) Futura assets were safeguarded against unauthorized or improper use; and (3) Futura transactions were properly recorded and reported, all (i) to permit the preparation of Futura financial statements in conformity with generally accepted accounting principles and (ii) to maintain accountability for assets and expenses.

(c) Futura’s chief executive officer has evaluated Futura Internal Controls, which evaluation included a review of the controls’ objectives and design and the controls’ implementation by Futura and its management. In the course of the Internal Controls’ evaluation, Futura management sought to identify data errors, controls problems, or acts of fraud and to confirm that appropriate corrective action, including process improvements, were being undertaken. The Internal Controls were also evaluated on an ongoing basis by other personnel in Futura organization. Among other matters, Futura has sought to determine whether there were any “significant deficiencies” or “material weaknesses” in the Internal Controls, or whether Futura had identified any acts of fraud involving personnel who had a significant role in the Internal Controls. For purposes of this subsection, “significant deficiencies” means “reportable conditions” (control issues that could have a significant adverse effect on the ability to record, process, summarize and report financial data in the financial statements) and “material weakness” means a particularly serious reportable condition where the Internal Controls do not reduce to a relatively low level the risk that misstatements caused by error or fraud may occur in amounts that would be material in relation to Futura Financial Statements and not be detected within a timely period by employees in the normal course of performing their assigned functions. Futura has also sought to deal with other Internal Controls matters in the evaluation thereof, and, in each case if a problem were identified, Futura considered what revision, improvement and/or correction to make in accord with its on-going procedures.

4.13 Contracts and Agreements. Futura is not a party to any material contracts or agreements in respect of the operation of its business, except as listed in Exhibit 4.13 hereto.

4.14 Minute Books. The minute books of Futura contains true, complete, and accurate records of all meetings and other corporate actions of its shareholders and Board of Directors, and true and accurate copies thereof have been delivered to counsel for IVIC prior to the Closing Date. The signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

4.15 Litigation. Except as set forth in Exhibit 4.15, there are no actions, suits, proceedings, orders, investigations, or claims (whether or not purportedly on behalf of Futura) pending against or affecting Futura at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending or threatened in writing during the 12-month period preceding the date hereof, which, if adversely determined, would materially and adversely affect the financial condition of Futura which seeks to prohibit, restrict, or delay the consummation of the stock sale contemplated hereby. Futura is not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

4.16 Taxes. At the Closing Date, all tax returns required to be filed with respect to the operations or assets of Futura prior to Closing Date have been correctly prepared in all material respects and timely filed, and all taxes required to be paid in respect of the periods covered by such returns have been paid in full or adequate reserves have been established for the payment of such taxes. Except as set forth in Exhibit 4.16, as of the Closing Date, Futura has not requested any extension of time within which to file any tax returns, and all known deficiencies for any tax, assessment, or governmental charge or duty shall have been paid in full or adequate reserves have been established for the payment of such taxes. Futura tax returns are true and complete in all material respects. No audits by federal or state authorities are currently pending or threatened.

4.17 No Defaults. Futura is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. Futura is not in default under or in violation of any material provision of any indenture, mortgage, deed of trust, lease, loan agreement, or other agreement or instrument to which it is a party or by which it is bound or to which any of its assets are subject, if such default would have a material, adverse effect on the financial condition or business of Futura. Futura is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of Futura. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of Futura and no consents or waivers thereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

4.18 Documents. The copies of all agreements and other instruments that have been delivered by Sellers to IVIC are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

4.19 Disclosure. The representations and warranties made by Sellers herein and in any schedule, statement, certificate, or document furnished or to be furnished by Futura and/or either of Sellers to IVIC pursuant to the provisions hereof or in connection with the transactions contemplated hereby taken as a whole do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.

SECTION 5

INVESTIGATION; PRESS RELEASE

5.1 Investigation.

(a) IVIC acknowledges that it has made an investigation of Futura to confirm, among other things, the assets, liabilities, and status of business of Futura and the cash position, accounts receivable, liabilities, and mortgages in process. In the event of termination of this Agreement, IVIC will deliver to Sellers all documents, work papers, and other materials and all copies thereof obtained by IVIC, or on its behalf, from Futura or Sellers, whether obtained before or after the execution hereof, will not use, directly or indirectly, any confidential information obtained from Futura or Sellers hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to Futura or Sellers except to the extent the same is publicly disclosed by Futura or Sellers.

(b) Sellers acknowledge that they have made an investigation of IVIC, which has included, among other things, the opportunity of discussions with executive officers of IVIC, and its accountants, investment bankers, and counsel. In the event of termination of this Agreement, Sellers will deliver to IVIC all documents, work papers, and other materials and all copies thereof obtained by either of them, or on behalf of either of them, from IVIC, whether obtained before or after the execution hereof and will not use, directly or indirectly, any confidential information obtained from IVIC hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to IVIC, except to the extent the same is publicly disclosed by IVIC.

(c) Except in the event that any party hereto discovers in the course of its respective investigation any breach of a representation or warranty by the other party hereto and does not disclose it to such other party prior to the Closing Date, no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by any party hereto.

5.2 Press Release. IVIC and Sellers shall agree with each other as to the form and substance of any press releases and the filing of any documents with any federal or state agency related to this Agreement and the transactions contemplated hereby and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure that its counsel deems necessary.

SECTION 6

BROKERAGE

6.1 Brokers and Finders. Except for Stanton, Walker & Company, neither IVIC nor Futura nor the Sellers, or any of their respective officers, directors, employees, or agents, has employed any broker, finder, or financial advisor or incurred any liability for any fee or commissions in connection with initiating the transactions contemplated herein. Stanton, Walker & Company has been engaged by IVIC and IVIC is solely liable for any fee or commission earned by Stanton, Walker & Company. Each party hereto agrees to indemnify and hold the other party harmless against or in respect of any other commissions, finder’s fees, or brokerage fees incurred or alleged to have been incurred with respect to initiating the transactions contemplated herein as a result of any action of the indemnifying party.

SECTION 7

CLOSING AGREEMENTS AND POST-CLOSING

7.1 Closing Agreements. On the Closing Date, the following activities shall occur, the following agreements shall be executed and delivered, and the respective parties thereto shall have performed all acts that are required by the terms of such activities and agreements to have been performed simultaneously with the execution and delivery thereof as of the Closing Date:

(a) Sellers shall have executed and delivered documents to IVIC sufficient then and there to transfer record and beneficial ownership of the Futura Stock to IVIC.

(b) IVIC shall have delivered to Sellers cash in the amount of $ 75,000 and the IVIC Shares in the names Lois H. Allen and Francis C. Allen. The exact number of shares to be issued shall be determined by taking $ 550,000 and dividing that sum by the average closing price of IVIC’s common stock for the ten day trading period immediately prior to close.

(c) Sellers shall have mutually executed Employment Agreements with Futura-Sub whereby Sellers will have agreed to continue to act in their current capacities for a twenty four month period of time and thereafter by mutual agreement for additional twelve month periods of time and to not compete with IVIC or any of its subsidiaries or affiliates for a period of thirty-six months from the Close.

SECTION 8

CONDITIONS PRECEDENT TO IVIC’S OBLIGATIONS TO CLOSE

The obligations of IVIC to consummate this Agreement are subject to satisfaction on or prior to the Closing Date of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Sellers shall have performed in all material respects all of his obligations hereunder theretofore to be performed.

8.2 Audited Financial Statements. Sellers shall deliver three consecutive years of financial statements (Profit and Loss Statements and Balance Sheets) ending on August 31, 2005 as well as subsequent monthly statements. Subsequent to the Close, these financial statements shall be audited by an auditing firm which shall be selected by IVIC. The cost for this audit shall be borne entirely by IVIC.

8.3 Other. The joint conditions precedent in Section 10 hereof shall have been satisfied and all documents required for Closing shall be acceptable to Counsel for IVIC.

SECTION 9

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS TO CLOSE

The obligation of Sellers to consummate this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

9.1 Representations and Warranties. The representations and warranties of IVIC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and IVIC shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

9.2 Other. The joint conditions precedent in Section 10 hereof shall have been satisfied.

SECTION 10

JOINT CONDITIONS PRECEDENT

The obligations of IVIC and Sellers to consummate this Agreement shall be subject to satisfaction or waiver in writing by all parties of each and all of the following additional conditions precedent at or prior to the Closing Date:

10.1 Other Agreements. All of the agreements contemplated by Section 7.1 of this Agreement shall have been executed and delivered, and all acts required to be performed thereunder as of the Closing Date shall have been duly performed, including, without limitation, completion of all exhibits to this Agreement.

10.2 Absence of Litigation. At the Closing Date, there shall be no action, suit, or proceeding pending or threatened against any of the parties hereto by any person, governmental agency, or subdivision thereof, nor shall there be pending or threatened any action in any court or administrative tribunal, which would have the effect of inhibiting the consummation of the transactions contemplated herein.

SECTION 11

CONFIDENTIALITY

11.1 IVIC acknowledges that its principals have, and will, acquire information and materials from Sellers and/or Futura and knowledge about the technology, business, products, strategies, customers, clients and suppliers of Futura and that all such information, materials and knowledge acquired, are and will be trade secrets and confidential and proprietary information of Futura (collectively, such acquired information, materials, and knowledge are the “Confidential Information”). IVIC, itself, and behalf of its principals, covenants to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in connection with the transactions contemplated by this Agreement and not to allow any unauthorized person access to such Confidential Information.

11.2 The Confidential Information disclosed by the Sellers and/or Futura to IVIC shall remain the property of the disclosing party.

11.3 IVIC, and its principals, shall maintain in secrecy all Confidential Information disclosed to them by Sellers and/or Futura using not less than reasonable care. IVIC, and its principals, shall not use or disclose in any manner to any third party any Confidential Information without the express written consent of the Sellers unless or until the Confidential Information is:

(a) publicly available or otherwise in the public domain; or

(b) rightfully obtained by any third party without restriction; or

(c) disclosed by Sellers and/or Futura without restriction pursuant to judicial action, or government regulations or other requirements.

11.4 The obligations of IVIC under Sections 11.1, 11.2, and 11.3 of this Agreement shall expire upon the sooner of the Closing or one year from the date hereof as to Confidential Information consisting of commercial and financial information and two years from the date hereof as to Confidential Information consisting of technical information. For this purpose, technical information shall include without limitation all developments, inventions, innovations, designs, discoveries, trade secrets and know-how, whether or not patentable or copyrightable.

SECTION 12

TERMINATION AND WAIVER

12.1 Termination. This Agreement may be terminated and abandoned on the Closing Date by:

(a) the mutual consent in writing of the parties hereto;

(b) IVIC, if the conditions precedent in Sections 8 and 10 of this Agreement have not been satisfied or waived by the Closing Date; and

(c) Sellers, if the conditions precedent in Sections 9 and 10 of this Agreement have not been satisfied or waived by the Closing Date.

If this Agreement is terminated pursuant to Section 12.1, the parties hereto shall not have any further obligations under this Agreement, and each party shall bear all costs and expenses incurred by it.

SECTION 13

NATURE AND SURVIVAL OF REPRESENTATIONS, ETC.

13.1 All statements contained in any certificate or other instrument delivered by or on behalf of IVIC or Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such party. All representations and warranties and agreements made by IVIC or Sellers in this Agreement or pursuant hereto shall survive the Closing Date hereunder until the expiration of the 12th month following the Closing Date.

SECTION 14

MISCELLANEOUS

14.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if written and delivered in person or sent by registered mail, postage prepaid, addressed as follows:

to Sellers:          Lois and Francis Allen
PO Box 5373
Jacksonville, AR 72078

to IVIC:           IVI Communications, Inc.
Attn: Nyhl Henson
5959 W. Century Boulevard-Suite 573
Los Angeles, CA 90045

or such other address as shall be furnished in writing by the appropriate person, and any such notice or communication shall be deemed to have been given as of the date so mailed.

14.2 Time of the Essence. Time shall be of the essence of this Agreement.

14.3 Costs. Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

14.4 Cancellation of Agreement. In the event that this Agreement is canceled by mutual agreement of the parties or by failures of any of the conditions precedent set forth in Paragraphs 8, 9, and 10, neither Sellers nor IVIC shall be entitled to any damages, fees, costs, or other consideration.

14.5 Entire Agreement and Amendment. This Agreement and documents delivered at the Closing Date hereunder contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto. This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement or by the party against whom the waiver would be asserted. The waiver of any right hereunder shall be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

14.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

14.7 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

14.8 Attorneys’ Fees and Costs. In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys’ fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

14.9 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors, and assigns, as the case may be.

14.10 Access to Counsel. Each party hereto acknowledges that each has had access to legal counsel of her or its own choice and has obtained such advice therefrom, if any, as such party has deemed necessary and sufficient prior to the execution hereof. Each party hereto acknowledges that the drafting of this Agreement has been a joint effort and any ambiguities or interpretative issues that may arise from and after the execution hereof shall not be decided in favor or, or against, any party hereto because the language reflecting any such ambiguities or issues may have been drafted by any specific party or her or its counsel.

14.11 Captions. The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IVI COMMUNICATIONS, INC.

By:	/s/ Nyhl Henson
Nyhl Henson Chief Executive Officer

SELLERS

/s/ Lois H. Allen
Lois H. Allen, Seller

/s/ Francis C. Allen
Francis C. Allen, Seller